Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS FLAT ADJUSTED BOOK VALUE PER SHARE OF $352

HAMILTON, Bermuda (May 1, 2009) — White Mountains Insurance Group, Ltd. reported an adjusted book value per share of $352 at March 31, 2009, which was essentially flat for the quarter, including dividends.  Adjusted comprehensive net loss in the first quarter of 2009 was $9 million, compared to break-even in the first quarter of last year, while net income was $30 million, compared to net loss of $57 million in the first quarter of 2008.

Ray Barrette, Chairman and CEO commented, “We had an okay quarter.  Our operating results were better than expected across all of our major businesses — OneBeacon came in with a 94% combined ratio, White Mountains Re an 80% and Esurance a 103%, down 10 points from last year — and we had a small positive return in our investment portfolio in local currencies.  Offsetting this, we incurred $38 million of currency losses and $32 million of Life Re losses. We are making progress in reducing the volatility of the Life Re business.”

OneBeacon

OneBeacon’s book value per share increased 3% in the quarter, including dividends. The GAAP combined ratio for the first quarter of 2009 was 94% compared to 100% for the first quarter of 2008. Both periods included 3 points of net favorable loss reserve development. The first quarter of 2009 had less than one point of catastrophe losses, while the first quarter of 2008 included 4 points of catastrophe losses, primarily related to tornados in the Southeastern United States.

Mike Miller, CEO of OneBeacon, said “We were pleased with our strong start to the year, with a 3% increase in our book value per share. Investment results have stabilized with a positive 0.5% total return. Underwriting results were strong, with a 94% combined ratio, an especially good result in a first quarter affected by severe winter weather conditions. OneBeacon’s capital adequacy remains strong and is supportive of our business.  We have continued to reduce our equity and natural catastrophe exposures during the quarter.”

Continued Miller, “Our Specialty Lines continue to drive our premium growth. We continue to act in a balanced way in the more competitive Commercial and Personal Lines businesses. Expect us to emphasize underwriting discipline and capital preservation.”

Net written premiums were $469 million for the first quarter of 2009, an increase of 10% from the first quarter of 2008. Specialty Lines premiums increased by 61% in the quarter, largely driven by the collector car and boat business that commenced writing business in the second quarter of 2008, while Personal Lines premiums decreased by 9%, principally from premiums ceded under a new quota share treaty designed to reduce property catastrophe exposure from homeowners business, and Commercial Lines premiums decreased by 6%.

White Mountains Re

White Mountains Re’s GAAP combined ratio for the first quarter of 2009 was 80% compared to 94% for the first quarter of 2008. Both periods experienced relatively benign weather and light catastrophe activity. The improved combined ratio in the first quarter of 2009 was driven by favorable loss reserve development of $6 million (3 points) as compared to unfavorable loss reserve development of $33 million (12 points) in the first quarter of 2008.  In the first quarter of 2009, White Mountains Re recorded $12 million of catastrophe losses (5 points), nearly all from European winter storm Klaus which mainly impacted France in January.  In the first quarter of 2008, reported catastrophe losses were $9 million (3 points) from European winter storm Emma.

Allan Waters, CEO of White Mountains Re, said, “We are pleased with our first quarter results, which reflect the underwriting and balance sheet discipline we have put in place.  We did reduce our catastrophe exposure a bit at January 1st to keep it in line with our capital base.  With the second quarter renewals, we are seeing further increases in risk-adjusted pricing for peak zone property catastrophe risks in the United States.  Our A&H and aviation lines also continue to improve.  Our capital position remains strong and supportive of our business.”

Net written premiums were down 14% for the quarter. A significant portion of the decline was in property catastrophe exposed business where White Mountains Re continues to reduce its net exposures.

Esurance

Esurance’s GAAP combined ratio for the first quarter of 2009 was 103% compared to 113% for the first quarter of 2008.  The improved combined ratio for 2009 was due to better loss results and lower acquisition costs and contributed to pre-tax income of $3 million.  The loss ratio was 74% for the first quarter, compared to 81% in the prior year period. The loss ratio improvement was largely due to selective rate adjustments made in late 2007 and early 2008 along with lower claims frequency driven by economic factors. The expense ratio for the quarter was 29%, compared to 32% in the first quarter of 2008, due to lower acquisition costs, driven by a reduction in advertising spending.

Gary Tolman, CEO of Esurance, said, “I am pleased that the Esurance segment was profitable in the quarter.  Esurance made significant improvements in underwriting results compared to 2008, with meaningful declines in both loss and expense ratios. Revenue and operating income at Answer Financial improved in the quarter versus the fourth quarter of 2008. Our policyholder base increased 2% in the quarter.”

Controlled premiums, which include policies sold by Answer Financial, were $298 million in the first quarter of 2009.  Direct premiums underwritten by Esurance were $214 million in the quarter, a decline of 7% from the same period in 2008. As of March 31, 2009, the Esurance segment had 759,000 policies-in-force, including 289,000 policyholders at Answer Financial.  The Esurance segment added approximately 14,000 policies-in-force during the first quarter, reversing the trend seen in 2008.

Other Operations

White Mountains’ Other Operations segment’s pre-tax loss in the first quarter of 2009 was $38 million, compared to $30 million in the first quarter of 2008.  The pre-tax loss for the segment is primarily due to $32 million of losses in the Life Re business, compared to $21 million in the first quarter of 2008.  The losses in Life Re primarily resulted from the effect of the continuing volatile investment market conditions on the valuation of Life Re’s derivative assets and liabilities during the quarter.  White Mountains continues to explore options to limit the cost of running off these contracts.

Investment Activities

The GAAP total return on invested assets for the first quarter of 2009 was -0.1%, including -0.6% from currency losses, compared to 0.3% in the first quarter of 2008.  The GAAP total return on fixed maturity investments, including mortgage-backed and asset-backed securities, was 1.0% for the quarter compared to 1.9% in the first quarter of last year.  The GAAP total return on equity and convertible securities was -5.9% for the quarter compared to -4.7% in the first quarter of last year.  Net investment income was $61 million in the quarter, down from $117 million.  The decline was primarily due to lower overall portfolio yields, shifts in portfolio mix to lower risk, lower yield investments and a decrease in the overall invested asset base following the Berkshire Exchange.

Manning Rountree, President of White Mountains Advisors, said, “Our total investment portfolio was down 0.1% in the first quarter. The total investment portfolio, excluding currency movements, managed a small positive return of 0.5%.  This is a decent result given our current focus on capital preservation and challenging market conditions. Our fixed income portfolio was up 1.5% in local currencies, compared to a Barclays U.S. Intermediate Aggregate return of 0.9%.  We have continued to avoid the credit losses affecting so many financial institutions.  Our equity, convertible and alternative assets lost 5.9% but outperformed the S&P 500 return of -11.0%.  We continued to de-risk our portfolios during the quarter, selling approximately $310 million of equities and convertibles and $75 million of non-agency residential mortgage backed securities.  Our total equity exposure is now 11% of GAAP invested assets (8% excluding convertibles).”

Additional Information

During the first quarter of 2009, White Mountains adopted FAS No. 160, Non-controlling Interests-an amendment to ARB 51 (“FAS 160”).  As a result, White Mountains has changed the presentation of its financial statements for prior periods to conform to the required presentation, as follows: non-controlling interests (previously referred to as “minority interests”) are now presented on the balance sheets within equity, separate from White Mountains’ shareholders’ equity, and the portion of net income, extraordinary item and comprehensive income attributable to White Mountains’ common shareholders and the non-controlling interests are presented separately on the consolidated statements of operations and comprehensive income.  The adoption of FAS 160 did not impact White Mountains common shareholders’ adjusted book value per share.

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company’s website located at www.whitemountains.com. The Company expects to file its Form 10-Q with the Securities and Exchange Commission on or before May 11, 2009 and urges shareholders to refer to that document for more complete information concerning White Mountains’ financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted comprehensive net income is a non-GAAP financial measure that excludes the change in net unrealized gains/(losses) from Symetra’s fixed maturity portfolio from comprehensive net income.  The reconciliation of adjusted comprehensive net income to comprehensive net income is included on page 7.

Adjusted book value per share is a non-GAAP measure which is derived by expanding the calculation of GAAP book value per White Mountains common share to exclude net unrealized gains/(losses) from Symetra’s fixed maturity portfolio. In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned shares of restricted stock, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to book value per share is included on page 6.

During the second quarter of 2008, White Mountains changed its principal financial reporting measure from “fully diluted tangible book value per share” to “adjusted book value per share”.  Fully diluted tangible book value per share is a non-GAAP measure that differs from adjusted book value per share by excluding goodwill and other intangible assets. The change from fully diluted tangible book value per share to adjusted book value per share has been presented retroactively for all periods.  As a result of the change, goodwill and other intangible assets are included in the calculation for all periods presented.  For periods ended March 31, 2008 and prior, the Company had not recorded any significant intangible assets other than goodwill. The goodwill, which primarily relates to the FIN 46 consolidation of the Company’s investment in the Tuckerman Funds, was $20 million, $20 million and $34 million as of March 31, 2009, December 31, 2008 and March 31, 2008, respectively. The inclusion of goodwill in adjusted book value per share did not have a significant effect on the calculation of changes per share for any periods presented.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

•                  changes in adjusted book value per share or return on equity;

•                  business strategy;

•                  financial and operating targets or plans;

•                  incurred losses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•                  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                  expansion and growth of our business and operations; and

•                  future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                  the risks associated with Item 1A of White Mountains’ 2008 Annual Report on Form 10-K;

•                  claims arising from catastrophic events, such as hurricanes, earthquakes, floods or terrorist attacks;

•                  the continued availability of capital and financing;

•                  general economic, market or business conditions;

•                  business opportunities (or lack thereof) that may be presented to it and pursued;

•                  competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•                  changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its clients;

•                  an economic downturn or other economic conditions adversely affecting its financial position;

•                  recorded loss reserves subsequently proving to have been inadequate;

•                  other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations.  White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	March 31,	December 31,	March 31,
	2009	2008	2008
Assets

Fixed maturity investments	$5,630.5	$5,480.5	$6,842.6
Common equity securities	318.8	552.7	1,520.7
Short-term investments	2,148.4	2,244.5	2,372.2
Other long-term investments	395.1	416.2	642.5
Convertible fixed maturity investments	265.0	308.8	463.0
Securities lending investment assets - OneBeacon	46.9	—	—
Investments held in trust	—	—	309.2

Total investments	8,804.7	9,002.7	12,150.2

Reinsurance recoverable on unpaid losses	2,984.7	3,050.4	3,375.3
Reinsurance recoverable on paid losses	66.9	47.3	88.2
Funds held by ceding companies	145.6	163.3	231.7
Insurance and reinsurance premiums receivable	982.6	835.7	976.2
Securities lending collateral - OneBeacon	—	100.7	315.4
Securities lending collateral - WMRe America	105.8	119.3	165.7
Investments in unconsolidated affiliates	99.7	116.9	362.3
Deferred acquisition costs	327.7	323.0	325.9
Deferred tax asset	658.1	724.0	253.5
Ceded unearned premiums	165.7	111.3	171.9
Value of acquired business in force - AFI	46.6	51.4	—
Accounts receivable on unsettled investment sales	25.6	78.2	35.3
Goodwill	19.6	19.5	34.0
Other assets	1,207.2	1,152.1	879.2

Total assets	$15,640.5	$15,895.8	$19,364.8

Liabilities

Loss and loss adjustment expense reserves	$7,260.1	$7,400.1	$8,038.0
Unearned insurance and reinsurance premiums	1,732.3	1,597.4	1,753.8
Debt	1,349.2	1,362.0	1,666.0
Securities lending payable - OneBeacon	48.6	107.7	315.4
Securities lending payable - WMRe America	112.8	127.1	165.7
Deferred tax liability	289.5	306.0	390.2
Preferred stock subject to mandatory redemption	—	—	288.9
Ceded reinsurance payable	162.6	101.3	124.6
Funds held under reinsurance treaties	76.6	79.1	98.7
Accounts payable on unsettled investment purchases	23.5	7.5	106.3
Other liabilities	1,103.0	1,295.1	960.6

Total liabilities	12,158.2	12,383.3	13,908.2

White Mountains shareholders’ equity

White Mountains common shares and paid-in surplus	1,431.7	1,428.2	1,701.2
Retained earnings	1,776.3	1,751.9	2,837.6
Accumulated other comprehensive income (loss), after tax:
Equity in unrealized (losses) gains from investments in unconsolidated affiliates	(1.3)	(1.1)	.3
Equity in net unrealized losses from Symetra’s fixed maturity portfolio	(218.3)	(197.3)	(26.3)
Net unrealized foreign currency translation (losses) gains and other	(122.2)	(82.9)	166.4

Total White Mountains shareholders’ equity	2,866.2	2,898.8	4,679.2

Non-controlling interests
Non-controlling interest - OneBeacon Ltd.	287.0	283.5	407.4
Non-controlling interest - WMRe Group Preference Shares	250.0	250.0	250.0
Non-controlling interest - consolidated limited partnerships and A.W.G Dewar	79.1	80.2	120.0
Total non-controlling interests	616.1	613.7	777.4

Total equity	3,482.3	3,512.5	5,456.6

Total liabilities and equity	$15,640.5	$15,895.8	$19,364.8

Common shares outstanding (000’s)	8,854	8,809	10,570

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

ADJUSTED BOOK VALUE PER COMMON SHARE

(Unaudited)

	March 31,	December 31,	March 31,
	2009	2008	2008
Book value per share numerators (in millions):

White Mountains common shareholders’ equity	$2,866.2	$2,898.8	$4,679.2
Benefits to be received from share obligations under employee stock option plans (1)	—	1.1	1.5
Remaining adjustment of preferred stock subj. to mandatory redemption to face value	—	—	(8.3	)(2)
Book value per share numerator	2,866.2	2,899.9	4,672.4
Equity in net unrealized losses from Symetra’s fixed maturity portfolio	218.3	197.3	26.3
Adjusted book value per common share numerator	$3,084.5	$3,097.2	$4,698.7

Book value per share denominators (in thousands of shares):

Common Shares outstanding	8,854.1	8,808.8	10,570.2
Share obligations under employee stock option plans (1)	—	6.0	8.7
Book value per share denominator	8,854.1	8,814.8	10,578.9
Unearned restricted shares	(83.4)	(42.6)	(50.4)
Adjusted book value per common share denominator	8,770.7	8,772.2	10,528.5

Book value per common share	$323.71	$328.97	$441.67
Adjusted book value per common share	$351.68	$353.07	$446.28

(1)         Assumes conversion of in-the-money stock options.

(2)         Remaining adjustment of subsidiary preferred stock to face value, which is representative of White Mountains’ ownership interest in OneBeacon Insurance Group, Ltd. of 74.7% as of March 31, 2008.

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(millions, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Revenues:
Earned insurance and reinsurance premiums	$911.4	$929.1
Net investment income	61.1	116.8
Net realized and unrealized investment losses	(23.3)	(118.0)
Other revenue	17.3	10.0
Total revenues	966.5	937.9
Expenses:
Loss and loss adjustment expenses	543.2	638.7
Insurance and reinsurance acquisition expenses	182.2	186.7
Other underwriting expenses	115.4	116.8
General and administrative expenses	55.9	56.7
Accretion of fair value adjustment to loss and loss adjustment expense reserves	2.5	4.2
Interest expense on debt	18.9	19.4
Interest expense - dividends on preferred stock subject to mandatory redemption	—	7.1
Interest expense - accretion on preferred stock subject to mandatory redemption	—	10.5
Total expenses	918.1	1,040.1

Pre-tax income (loss)	48.4	(102.2)
Income tax (expense) benefit	(12.3)	32.5

Income (loss) before equity in earnings of unconsolidated affiliates, extraordinary item	36.1	(69.7)
Equity in earnings of unconsolidated affiliates	.9	.4
Excess of fair value of acquired assets over cost	—	4.2

Net income (loss) before non-controlling interests	37.0	(65.1)
Net (income) loss attributable to non-controlling interests	(6.7)	8.3
Net income (loss) attributable to White Mountains common shareholders	30.3	(56.8)

Comprehensive income, net of tax:
Change in equity in net unrealized losses from investments in unconsolidated affiliates	(18.2)	(20.5)
Change in foreign currency translation and other	(39.0)	56.5

Comprehensive net loss before non-controlling interests	(26.9)	(20.8)
Comprehensive net (income) loss attributable to non-controlling interests	(.3)	.3

Comprehensive net loss attributable to White Mountains common shareholders	(27.2)	(20.5)

Change in net unrealized losses from Symetra’s fixed maturity portfolio	18.0	20.7

Adjusted comprehensive net (loss) income	$(9.2)	$.2

Basic earnings (loss) per share	$3.44	$(5.38)

Diluted earnings (loss) per share	$3.44	$(5.38)

Dividends declared and paid per common share	$1.00	$2.00

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

YTD SEGMENT INCOME STATEMENTS

(in millions)

(Unaudited)

For the Three Months Ended March 31, 2009

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$487.8	$227.4	$196.2	$—	$911.4
Net investment income	21.9	29.4	6.1	3.7	61.1
Net realized and unrealized investment gains (losses)	(5.9)	(20.1)	3.7	(1.0)	(23.3)
Other revenue - foreign currency translation gain	—	5.4	—	—	5.4
Other revenue	9.4	11.0	13.9	(22.4)	11.9

Total revenues	513.2	253.1	219.9	(19.7)	966.5
Expenses:
Loss and loss adjustment expenses	288.0	109.9	145.3	—	543.2
Insurance and reinsurance acquisition expenses	95.9	47.4	38.9	—	182.2
Other underwriting expenses	72.7	24.2	18.5	—	115.4
General and administrative expenses	5.5	18.7	9.2	17.2	50.6
Amortization of Answer Financial purchase accounting adjustments	—	—	5.3	—	5.3
Accretion of fair value adjustment to loss and lae reserves	1.4	1.1	—	—	2.5
Interest expense on debt	10.9	6.6	—	1.4	18.9

Total expenses	474.4	207.9	217.2	18.6	918.1

Pre-tax income (loss)	$38.8	$45.2	$2.7	$(38.3)	$48.4

For the Three Months Ended March 31, 2008

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$455.3	$266.8	$207.0	$—	$929.1
Net investment income	50.1	50.5	7.9	8.3	116.8
Net realized and unrealized investment losses	(55.4)	(52.5)	(7.1)	(3.0)	(118.0)
Other revenue - foreign currency translation loss	—	(13.1)	—	—	(13.1)
Other revenue	3.6	.2	3.1	16.2	23.1

Total revenues	453.6	251.9	210.9	21.5	937.9
Expenses:
Loss and loss adjustment expenses	300.9	168.2	168.4	1.2	638.7
Insurance and reinsurance acquisition expenses	84.7	55.6	46.4	—	186.7
Other underwriting expenses	70.1	27.0	19.0	.7	116.8
General and administrative expenses	2.9	5.1	.6	48.1	56.7
Accretion of fair value adjustment to loss and lae reserves	3.0	1.2	—	—	4.2
Interest expense on debt	11.5	6.9	—	1.0	19.4
Interest expense — dividends on preferred stock	7.1	—	—	—	7.1
Interest expense — accretion on preferred stock	10.5	—	—	—	10.5

Total expenses	490.7	264.0	234.4	51.0	1,040.1

Pre-tax loss	$(37.1)	$(12.1)	$(23.5)	$(29.5)	$(102.2)

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF GAAP RATIOS AND PREMIUMS

(Unaudited)

	OneBeacon
	Three Months Ended March 31, 2009
	Specialty	Commercial	Personal	Total (1)
GAAP Ratios
Loss and LAE	32%	58%	89%	59%
Expense	39%	37%	28%	35%
Total GAAP Combined	71%	95%	117%	94%
Dollars in millions
Net written premiums	$178.7	$158.9	$131.7	$469.4
Earned premiums	$162.7	$174.8	$150.2	$487.8

	Three Months Ended March 31, 2008
OneBeacon	Specialty	Commercial	Personal	Total (1)
GAAP Ratios
Loss and LAE	55%	72%	65%	66%
Expense	32%	38%	31%	34%
Total Combined	87%	110%	96%	100%
Dollars in millions
Net written premiums	$110.9	$169.7	$144.7	$425.7
Earned premiums	$110.4	$181.0	$163.6	$455.3

	White Mountains Re		Esurance
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
GAAP Ratios
Loss and LAE	48%	63%	74%	81%
Expense	32%	31%	29%	32%
Total Combined	80%	94%	103%	113%
Dollars in millions
Gross written premiums	$400.3	$446.9	$214.2	$231.2
Net written premiums	$309.3	$359.6	$213.6	$230.3
Earned premiums	$227.4	$266.8	$196.2	$207.0

(1) Includes results from runoff operations.

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